Exhibit 99.1

[WWE LOGO]

FOR IMMEDIATE RELEASE	Contacts:
	Media:	Gary Davis 203-353-5066
	Investors:	Michele Goldstein 203-352-8642

WWE® Files Amended Forms 10-K and 10-Q
Revises Accounting for 2001 WCW™Asset Acquisition

Stamford, Conn., April 23, 2004 — World Wrestling Entertainment, Inc. (NYSE:WWE) announced today that it has filed an amended Form 10-K for fiscal 2003 and amended Form 10-Qs for fiscal 2004 with the Securities and Exchange Commission to revise the accounting related to the March 2001 acquisition of certain assets of World Championship Wrestling, Inc. (“WCW”). These changes principally affect fiscal 2001 and 2002 as follows:

•	$6.6 million of costs, which were originally recorded and capitalized as intangible assets, are now recorded as $1.7 million and $4.9 million of selling, general and administrative expense in fiscal 2001 and 2002, respectively. These costs arose from the termination of certain WCW licenses and related agreement assumed in the transaction.

•	The remaining $2.5 million of purchase price, which was originally assigned an indefinite life for accounting purposes, is now being amortized over a six year period. This increases annual amortization expense by approximately $0.4 million in fiscal 2002 through 2007.

•	There were no changes to revenue or costs of revenues in any of the periods.

The company has also amended its fiscal 2004 quarterly financial statements to reflect the impact on the opening balance sheet, most significantly a $6.6 million decrease in its gross intangible assets, and additional amortization expense of approximately $0.3 million for the nine months ended January 23, 2004.

The following table summarizes the significant changes to the company’s consolidated statements of operations. All amounts are in thousands except per share amounts.

	Fiscal 2003		Fiscal 2002		Fiscal 2001
	As Previously	As	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated	Reported	Restated
Consolidated Statements of Operations:
Selling, general and administrative expenses	$99,349	$99,349	$98,291	$103,191	$96,486	$98,141
Gain on sale of property	—	—	—	—	—	(1,249)
Depreciation and amortization	10,545	10,965	10,174	10,594	4,736	4,771
Operating income	27,027	26,607	50,033	44,713	87,609	87,168
Interest income and other, net	1,114	—	18,202	—	15,916	—
Interest income	—	2,011	—	10,591	—	15,305
Other (loss) income, net	—	(897)	—	5,213	—	(638)
Income from continuing operations before income taxes	27,358	26,938	67,451	59,733	102,669	100,979
Provision for income taxes	10,996	10,836	24,953	22,020	38,143	37,501
Income from continuing operations	16,362	16,102	42,498	37,713	64,526	63,478
Cumulative effect of change in accounting principle, net	—	—	—	1,487	—	—
Net (loss) income	$(19,195)	$(19,455)	$42,233	$38,935	$15,987	$14,939
Earnings (loss) per share (basic and diluted):
Continuing operations	$0.23	$0.22	$0.58	$0.51	$0.90	$0.88
Cumulative effect of change in accounting principle	$—	$—	$—	$0.02	$—	$—
Net (loss) income	$(0.27)	$(0.28)	$0.58	$0.53	$0.22	$0.21

The complete Forms 10-K/A and 10-Q/A are available on our website and have been filed with the SEC.

World Wrestling Entertainment, Inc. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.